UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2023
_______________________
Allogene Therapeutics, Inc.
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-38693	82-3562771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
210 East Grand Avenue, South San Francisco, California 94080
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 457-2700
(Former name or former address, if changed since last report.)
________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALLO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of Allogene Therapeutics, Inc. (the “Company”) appointed Geoffrey Parker as the Company’s Executive Vice President, Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer effective October 16, 2023.
Prior to joining the Company, Mr. Parker, age 58, served as Chief Operating Officer, Chief Financial Officer and Executive Vice President of Tricida, Inc., which focused on the development of an investigational drug candidate for metabolic acidosis in patients with chronic kidney disease. Prior to that, Mr. Parker served as Chief Financial Officer of Anacor Pharmaceuticals, which was acquired by Pfizer in 2016 for approximately $5.2 billion, and served as a Managing Director at Goldman Sachs, where he led the West Coast Healthcare Investment Banking group. In addition, Mr. Parker currently serves as a member of the board of directors of Better Therapeutics and of Perrigo Company plc. Mr. Parker earned a B.A. with a double major in Economics and Engineering Sciences from Dartmouth College and an MBA from the Stanford Graduate School of Business.
Mr. Parker will receive an annual base salary of $490,000 and is eligible for an annual bonus equivalent to 45% of his base salary for his personal performance and the Company’s achievement of key objectives established by the Company’s Board of Directors. Mr. Parker’s bonus for 2023 will be pro-rated to reflect his start date with the Company.
Mr. Parker will also be eligible to participate in the Company’s Amended and Restated 2018 Equity Incentive Plan (“Equity Plan”), and will be entitled to receive (a) a stock option to purchase 950,000 shares of the Company’s common stock (“Option Award”) pursuant to the Equity Plan; the exercise price for the Option Award will be equal to the fair market value per share of the Company’s common stock as of the date of grant determined by the Company’s Compensation Committee to be October 16, 2023, the date Mr. Parker commenced employment with the Company (the “Grant Date”), and (b) a grant of restricted stock units in the amount of 400,000 shares of the Company’s common stock pursuant to the Equity Plan (the “RSU Award”). The Option Award is subject to the terms of the Company’s Equity Plan and related Option Award agreement and will vest and become exercisable as follows: (i) 25% upon the first anniversary date of the Grant Date (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested options shares shall vest in 36 equal monthly installments following the Initial Vesting Date and measured from the first anniversary of the Initial Vesting Date. The RSU Award shall vest in four equal annual installments as of the annual anniversary date of the 20th calendar day of the month of the Grant Date, and will also be subject to the terms and provisions of the Company’s Equity Plan and related RSU Award agreement.
Mr. Parker will also be eligible to receive an additional restricted stock unit award in the amount of 390,000 shares of the Company’s common stock pursuant to the Equity Plan (“Performance RSU Award”). The Performance RSU Award, which is subject to the terms and provisions of the Company’s Equity Plan and related Performance RSU Award agreement, shall vest in two equal installments, with (a) 50% vesting in the event the Company achieves a 30-day weighted average share price of $18.00 on or before March 22, 2026 and (b) 50% vesting upon the first marketing approval of a Company product by the United States Food and Drug Administration on or before March 22, 2028.
On or shortly after he joins the Company on October 16, 2023, Mr. Parker shall enter into a Participation Agreement to participate in the Company’s Change in Control and Severance Benefit Plan (“CIC Plan”) in the form approved by Company’s Board of Directors on June 25, 2018. All terms not defined in this paragraph shall have the meaning as defined in the CIC Plan. If Mr. Parker’s employment terminates due to a Change in Control Termination, then he would be entitled to the following benefits under Company’s CIC Plan: (i) continuation of his then-current Base Salary for eighteen (18) months (the “Severance Period”); (ii) a portion of his Target Bonus, if any, established by the Board of Directors for the year in which the Change in Control Termination occurs, in an amount equal to his annual Target Bonus for such year, if any, multiplied by the quotient of the Severance Period divided by twelve (12); (iii) vesting and exercisability of all outstanding stock options, and stock awards, including any issuance of shares triggered by the vesting of such stock awards, held by him will be accelerated in full; and (iv) payment of COBRA premiums equal to the Severance Period. If Mr. Parker’s employment terminates due to Involuntary Termination that is not a Change in Control Termination, under the CIC Plan, Mr. Parker would be entitled to continuous payment of his then-current Base Salary for a period of twelve (12) months and payment of COBRA premiums for twelve (12) months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOGENE THERAPEUTICS, INC.

By:	/s/ David Chang, M.D., Ph.D.
David Chang, M.D., Ph.D.
President, Chief Executive Officer
Dated: October 16, 2023